Exhibit 3.2

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:50 PM 06/05/2008
FILED 01:50 PM 06/05/2008
SRV 080666097 - 4393713 FILE

                                STATE OF DELAWARE
                           CERTIFICATE OF AMENDMENT OF
                          CERTIFICATE OF INCORPORATION

This corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of KOPR Resources Corp. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof number "FOURTH" so that, as amended, said Article shall be and read as follows:

Please see attached

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation were duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD:  That said amendment was duly adopted in accordance with the provision of
Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WEREOF, said corporation has caused this certificate to be signed this May day of 14, 2008


                                          By: /s/ Andrea Schlectman
                                              ----------------------------------
                                          Title: President
                                          Name:  Andrea Schlectman
                                                  Print or Type
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FOURTH: The total number of shares of common stock authorized that may be issued by the Corporation is 150,000,000 shares with a par value of $0.001 per share, and the total number of shares of preferred stock ("Preferred Stock") authorized that may be issued by the Corporation is 75,000,000 shares with a par value of $0.001 per share. The Corporation may from time to time issue said shares for such consideration as the Board of Directors may fix. The Board of Directors of the Corporation is hereby expressly authorized, by resolution or resolutions from time to time adopted, to provide, out of the unissued shares of Preferred Stock, for the issuance of the Preferred Stock in one or more classes or series. Before any shares of any such class or series are issued, the Board of Directors shall fix and state, and hereby is expressly empowered to fix, by resolution or
resolutions,  the  designations,   preferences,  and  relative,   participating,
optional or other special rights of the shares of each such series, and the qualifications, limitation or restrictions thereon.